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ILEX ONCOLOGY, INC.
MARCH 31, 2001 - QUARTERLY REPORT ON FORM 10-Q
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                                                                    EXHIBIT 11.1

                        COMPUTATION OF NET LOSS PER SHARE
               (In Thousands, Except Per Share Amounts)(Unaudited)

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                                                                                     Three Months Ended
                                                                                          March 31,
                                                                                    --------------------
                                                                                      2001         2000
                                                                                    --------    --------
COMPUTATION OF BASIC NET LOSS PER SHARE:
   Net loss                                                                         $(28,450)   $ (3,384)
                                                                                    ========    ========

   Weighted average shares of common stock outstanding                                26,084      22,039
                                                                                    ========    ========

   Basic net loss per share                                                         $  (1.09)   $  (0.15)
                                                                                    ========    ========

COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                                                         $(28,450)     (3,384)
Preferred stock dividends not incurred upon assumed conversion of
preferred stock                                                                           --          75
                                                                                    --------    --------

Loss available to common stockholders assuming conversion of subsidiary's
preferred stock                                                                     $(28,450)   $ (3,309)
                                                                                    ========    ========

Weighted average number of shares of common stock and common stock equivalents outstanding-
    Weighted average shares of common stock outstanding                               26,084      22,039
    Weighted average number of common stock equivalents applicable to stock options, employee stock purchase plans, warrants and
    subsidiary's preferred stock                                                         572       1,301
                                                                                    --------    --------

   Common stock and common stock equivalents                                          26,656      23,340
                                                                                    ========    ========

   Diluted net loss per common stock and common stock equivalents (a)               $  (1.07)   $  (0.14)
                                                                                    ========    ========
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         (a)      This calculation is submitted in accordance with Item
                  601(b)(11) of Regulation S-K although it is not required by
                  SFAS No. 128 because it is antidilutive.